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                                                                    Exhibit 99.1
                           Apogee Enterprises, Inc.
                     7900 Xerxes Avenue South, Suite 1800
                         Minneapolis, Minnesota 55431


                                April 19, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


     Re:  Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 19, 2002, that its audit of the financial statements of Apogee Enterprises, Inc., for the period ended March 2, 2002, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                               Very truly yours,

                            Apogee Enterprises, Inc.

                           /s/ Michael B. Clauer

                               Michael B. Clauer
              Executive Vice President and Chief Financial Officer